Exhibit 99.(h)(3)

MILES FUNDS, INC.

AMENDED AND RESTATED FUND ACCOUNTING AGREEMENT

THIS AGREEMENT originally made and entered into as of March 10, 2010, between WB Capital Mutual Funds, Inc., now known as Miles Funds, Inc., (the “Company”), a Maryland Corporation, and Miles Capital,  Inc., (“Miles Capital”), an Iowa, is amended and restated as of April 1, 2015.

WHEREAS, the Company desires that Miles Capital perform certain fund accounting services for each investment portfolio of the Company identified on Schedule A hereto, as such Schedule shall be amended from time to time (individually referred to herein as the “Fund” and collectively as the “Funds”); and

WHEREAS, Miles Capital is willing to perform such services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.                                      Services as Fund Accountant.  Miles Capital will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the “Rule”):

(a)                                 Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(b)                                 General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

(c)                                  Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

(d)                                 A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

In addition to the maintenance of the books and records specified above, Miles Capital shall perform the following accounting services daily for each Fund:

(a)                                 Calculate the net asset value per Share;

(b)                                 Calculate the dividend and capital gain distribution, if any;

(c)                                  Calculate the yield;

(d)                                 Reconcile cash movements with the Fund’s custodian;

(e)                                  Affirm to the Fund’s custodian all portfolio trades and cash movements;

(f)                                   Verify and reconcile with the Fund’s custodian all daily trade activity;

(g)                                  Provide the following reports:

(i)                                     A current security position report;

(ii)                                  A summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order); and

(iii)                               A current cash position report (including cash available from portfolio sales and maturities and sales of a Fund’s Shares less cash needed for redemptions and settlement of portfolio purchased);

(h)                                 Such other similar services with respect to a Fund as may be reasonably requested by the Company.

Miles Capital shall perform the following accounting services for each Fund:

(a)                                 Obtain at least daily for variable net asset value funds and weekly for money market funds actual dealer quotations, prices from a pricing service, or matrix prices on all portfolio securities (including those with less than 60 days to maturity) in order to mark the entire portfolio to the market; and

(b)                                 Prepare an interim balance sheet, statement of income and expense, and statement of changes in net assets for the Fund as of each month-end.

2.                                      Subcontracting.  Miles Capital may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Miles Capital shall not be relieved of any of its obligations under this Agreement by the appointment of such sub-contractor and provided further, that Miles Capital shall be responsible, to the extent provided in Section 7 hereof, for all acts of such sub-contractor as if such acts were its own.

3.                                      Compensation.  The Company shall pay Miles Capital for the services to be provided by Miles Capital under this Agreement in accordance with, and in the manner set forth in, Schedule A hereto.

4.                                      Reimbursement of Expenses.  In addition to paying Miles Capital the fees described in Section 3 hereof, the Company agrees to reimburse Miles Capital for Miles Capital’s out-of-pocket expenses in providing services hereunder, including without limitation the following:

A.                                    All charges incurred by Miles Capital in delivering materials to and from the Company;

B.                                    All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Miles Capital in communication with the Company, the Company’s investment advisor or custodian, dealers or others as required for Miles Capital to perform the services to be provided hereunder;

C.                                    Costs of pricing the portfolio securities of each Fund; and

D.                                    Any expenses Miles Capital shall incur at the written direction of an officer of the Company thereunto duly authorized.

5.                                      Effective Date.  This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular fund is not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to the Fund is executed) ( the “Effective Date”).

6.                                      Term.  This Agreement shall continue in effect with respect to a Fund, unless earlier terminated as provided herein.  This Agreement may be terminated by either party upon giving 60 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties, provided, however, that after such termination for so long as Miles Capital, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect.  Compensation due Miles Capital and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination.  Miles Capital shall be entitled to collect from the Company, in addition to the compensation described under Section 3 hereof, the amount of all of Miles Capital’s cash disbursements for services in connection with Miles Capital’s activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company’s property, records, instruments and documents, or any copies thereof.  Subsequent to such termination for a reasonable fee, Miles Capital will provide the Company with reasonable access to any Company documents or records remaining in its possession.  This Agreement is terminable with respect to a particular Fund on not less than 60 days’ notice by the Company’s Board of Directors or by Miles Capital.

7.                                      Standard of Care: Reliance on Records and Instruction: Indemnification.  Miles Capital shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by Miles Capital in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties.  A Fund agrees to indemnify and hold harmless Miles Capital, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Miles Capital’s actions taken or nonactions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to Miles Capital by a duly authorized representative of the Company; provided that this indemnification shall not apply to actions or omissions of Miles Capital in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Miles Capital shall give the Company written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Miles Capital.

8.                                      Records Retention and Confidentiality.  Miles Capital shall keep and maintain on behalf of the Company all books and records which the Company and Miles Capital are, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), relating to the maintenance of books and records in connection with the services to be provided hereunder.  Miles Capital further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

9.                                      Uncontrollable Events.  Miles Capital assumes no responsibilities hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

10.                               Reports.  Miles Capital will furnish to the Company and to its properly authorized auditors, investment advisors, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Miles Capital, or as subsequently agreed upon by the parties pursuant to an amendment hereto.  The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than three business days from the receipt thereof.  In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Company and any other recipient, and Miles Capital shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Company.

11.                               Rights of Ownership.  All computer programs and procedures developed to perform services required to be provided by Miles Capital under this Agreement are the property of Miles Capital.  All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

12.                               Return of Records.  Miles Capital may at its option at any time, and shall promptly upon the Company’s demand, turn over to the Company and cease to retain Miles Capital’s files, records and documents created and maintained by Miles Capital pursuant to this Agreement which are no longer needed by Miles Capital in the performance of its services or for its legal protection.  If not so turned over to the Company, such documents and records will be retained by Miles Capital for six years from the year of creation.  At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

13.                               Representations of the Company.  The Company certifies to Miles Capital that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

14.                               Representations of Miles Capital.  Miles Capital represents and warrants that: (1) the various procedures and systems which Miles Capital has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause of the records, and other data of the Company and Miles Capital’s records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Miles Capital and, when executed and delivered by Miles Capital, will constitute a legal, valid and binding obligation of Miles Capital, enforceable against Miles Capital in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

15.                               Insurance.  Miles Capital shall notify the Company should any of its insurance coverage be canceled or reduced.  Such notification shall include the date of change and the reasons therefor.  Miles Capital shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by Miles Capital under its insurance coverage.

16.                               Compliance with Law.  Except for the obligations of Miles Capital set forth in Section 8 hereof, the Company assumes full responsibility for the preparation, contents and distribution of each Prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction.  Miles Capital shall have no obligation to take cognizance of any laws relating to the sale of the Company’s shares.  The Company represents and warrants that no shares of the Company will be offered to the public until the Company’s registration statements under the Securities Act and the 1940 Act has been declared or becomes effective.

17.                               Notices.  Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: 1415 28th Street, West Des Moines, Iowa 50266, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

18.                               Headings.  Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

19.                               Assignment.  This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party.

20.                               Governing Law.  This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Iowa.

21.                               Limitation of Liability of the Directors and Shareholders.  The names “Miles Funds, Inc.” and “Directors of Miles Funds, Inc.” refer respectively to the Company created and the Directors, as directors but not individually or personally.  The obligations of Miles Funds, Inc., entered into in the name or on behalf thereof by any of the Directors, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Directors, Shareholders or representatives of the Company personally, but bind only the assets of the Company, and all persons dealing with any series of shares of the Company must look solely to the assets of the Company belonging to such series for the enforcement of any claims against the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

Miles Funds, Inc.

By:	/s/ Amy Mitchell
Amy Mitchell
Title:	Treasurer & Secretary

Miles Capital, Inc.

By:	/s/ Gregory D. Boal
Gregory D. Boal
Title:	Chief Executive Officer & CIO

Schedule A

to the

Amended and Restated Fund Accounting Agreement

Between

Miles Funds, Inc.

and

Miles Capital,  Inc.

Name of Fund	Compensation

Institutional Money Market Fund

Annual rate of three one-hundredths of one percent (0.03%) of the average daily net assets of such Fund plus Miles Capital’s reasonable out-of-pocket expenses incurred in the performance of its services as provided in Section 4 of the Fund Accounting Agreement to which this Schedule is attached.